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                                                                     Exhibit 3.6

The following amendments were adopted at the Board Meeting on March 27, 1998:


                             SPECIAL MEETING BYLAW

     Section 2.5 of the Bylaws shall be amended as follows:

     Special meeting of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the Chairman of the Board or by a majority vote of the Board of Directors.


                              ADVANCE NOTICE BYLAW

     Section 2.11 shall be added to the Bylaws as follows:

     A nomination shall be accepted, and votes cast for a proposed nominee shall be counted by the inspectors of election, only if the Secretary of the Company has received at least 90 days prior to the meeting a statement over the signature of the proposed nominee that he consents to being the nominee and, if elected intends to serve as a director. Such statement shall also contain the Bellwether stock ownership of the proposed nominee, occupations and business history for the previous five years, other directorships and all other information required by the federal proxy rules in effect at the time the proposed nominee submits said statement.